Exhibit 99-B.8.4

                                 First Amendment
                                       to
                    Service Agreement with Investment Advisor

      WHEREAS Aeltus Investment Management, Inc. (the "Adviser") and Aetna Insurance Company of America (the "Company"), have entered into a Service Agreement effective May 1, 1998, (the "Agreement") for the provision of administrative services by the Company in connection with the sale of shares of, among others, Aetna Variable Portfolios, Inc. on behalf of each of its series.

      WHEREAS, the Adviser and the Company now desire to amend and restate Schedule A to the Agreement to include Aetna Variable Portfolios, Inc., series:
Aetna Technology VP.

      NOW THEREFORE, the Adviser and the Company hereby agree

      1. to amend and restate Schedule A to include Aetna Variable Portfolios, Inc., series: Aetna Technology VP, effective as of May 1, 2000; and

      2. that the Agreement, as modified by this Amendment, is ratified and confirmed.

      IN WITNESS WHEREOF, the parties to the Agreement have caused this Amendment to be executed by its authorized officers as the 1st day of May, 2000.


                             AELTUS INVESTMENT MANAGEMENT, INC.

                             By: /s/ J. Scott Fox
                                 ---------------------------------------------
                                 J. Scott Fox

                             Title: Managing Director, Chief Operating Officer

                             AETNA INSURANCE COMPANY OF AMERICA

                             By: /s/ Laurie M. LeBlanc
                                 ---------------------------------------------
                                 Laurie M. LeBlanc


                             Title: Pursuant to Delegation of Authority dated
                                    August 12, 1998

                                   Schedule A
                    (Amended and restated as of May 1, 2000)

Servicing Fee

                            Aetna                               Aetna       Aetna
 Aetna Money    Aetna     Balanced      Aetna       Aetna    Crossroads   Growth &
  Market VP    Bond VP    VP, Inc.    Legacy VP   Ascent VP      VP       Income VP
-------------------------------------------------------------------------------------

    12.5          20         25           30          30         30          25     on first $10 billion of average daily net assets
                                                                             22.5   on next $5 billion of average daily net assets
                                                                             21.25  over $15 billion of average daily net assets

 Aetna Index                Aetna
 Plus Large     Aetna       Value     Aetna Small
   Cap VP     Growth VP  Opportunity  Company VP
--------------------------------------------------

    17.5          30         30          37.5

                Aetna    Aetna Real                   Aetna
 Aetna Index    Index      Estate       Aetna         Index                  Aetna
 Plus Small   Plus Mid   Securities  International  Plus Bond  Aetna High  Technology
   Cap VP       Cap VP       VP           VP            VP      Yield VP       VP
------------------------------------------------------------------------------------------------------------------------------------


    20          20        37.5         42.5           15        32.5        22.5